Exhibit 99.1

Alarm.com Reports 2015 Second Quarter Results

— SaaS and license revenue increased to $34.1 million, a 27% increase year-over-year —

— Total revenue in the second quarter increased to $51.9 million, a 23% increase year-over-year —

VIENNA, Va., August 6, 2015 — Alarm.com Holdings, Inc. (Nasdaq: ALRM), the leading platform solution for the connected home, today reported financial results for the second quarter ended June 30, 2015. The company also introduced its financial outlook for the 2015 third quarter and full year.

“We maintained solid revenue growth and profitability in our first reporting period as a public company,” said Steve Trundle, President and CEO of Alarm.com. “At the same time, we continued to invest in our core technology to enhance our connected home platform and to expand our footprint in international markets, and we anticipate continuing to step up our investments in the coming quarters while also continuing to produce positive cash flow from operations.”

Mr. Trundle continued, “The smart home, and the Internet of Things more broadly, has emerged as one of the most promising categories in consumer technology. We believe consumers prefer to acquire smart home technologies through the security channel because of the professional installation, support and home monitoring services they deliver. In partnership with thousands of trusted service providers who offer Alarm.com to their customers, we are at the forefront of empowering consumers with the security, efficiency, awareness and convenience of the connected home.”

Second Quarter 2015 Highlights

•	SaaS and license revenue increased 27% to $34.1 million for the second quarter of 2015 compared to $27.0 million for the second quarter of 2014.

•	Total revenue increased 23% to $51.9 million for the second quarter of 2015 compared to $42.1 million for the second quarter of 2014.

•	Net income was $2.5 million for the second quarter of 2015 compared to $2.1 million for the second quarter of 2014.

•	Adjusted EBITDA was $7.9 million for the second quarter of 2015 compared to $5.2 million for the second quarter of 2014.

•	Net loss attributable to common stockholders was $16.5 million for the second quarter of 2015, or $(6.09) per diluted share, compared to net income attributable to common stockholders of $0.1 million, or $0.02 per diluted share for the second quarter of 2014. The net loss attributable to common stockholders in the second quarter results primarily from a dividend payment that the company made to participating securities during the second quarter before it was a public company and before all preferred shares were converted into common stock.

•	Non-GAAP adjusted net income was $4.2 million for the second quarter of 2015, compared to Non-GAAP adjusted net income of $2.8 million for the second quarter of 2014.

•	Non-GAAP adjusted net income attributable to common stockholders was $0.2 million for the second quarter of 2015, or $0.05 per diluted share, compared to non-GAAP adjusted net income attributable to common stockholders or $0.8 million, or $0.23 per diluted share for the second quarter of 2014.

•	As of June 30, 2015, Alarm.com’s SaaS and license revenue renewal rate was approximately 93%.

Balance Sheet and Cash Flow

•	Total cash and cash equivalents were $20.9 million as of June 30, 2015 compared to $42.6 million as of December 31, 2014.

•	On June 26, 2015, immediately prior to its initial public offering, Alarm.com paid a $20.0 million cash dividend to shareholders of record as of June 12, 2015.

•	Alarm.com successfully completed its initial public offering of 7,000,000 shares of common stock on July 1, 2015, and the full exercise of the over-allotment on July 8, 2015, generating proceeds of $93.0 million to the company, net of underwriting and other offering expenses. The net proceeds from the offering are not reflected on the balance sheet as of June 30, 2015.

•	For the six months ended June 30, 2015, cash flows from operations increased to $7.7 million from $6.6 million for the six months ended June 30, 2014.

Recent Business Highlights

•	Released App for Apple Watch: Alarm.com launched the first Apple Watch app to provide full control of the home. The app provides a real-time view of what’s happening around the home at a glance, and users can control all of their connected devices, making it easier to keep their homes safer, smarter and more efficient.

•	Released App for Amazon Fire TV: The Amazon Fire TV app allows Alarm.com’s millions of users to view up to four simultaneous live HD video streams from around their home on their TV.

•	Commercial Release of the Alarm.com Smart Thermostat: The only smart thermostat designed to work with the home’s security system and leverage the data from security sensors, the Alarm.com Smart Thermostat is equipped with leading automation features for energy savings and comfort. Alarm.com’s service providers can efficiently manage deployments and provide rapid remote support through the Alarm.com cloud platform.

•	Enhanced SMB Services Offering: Continued to integrate the recently acquired Secure-i video as a service offering and associated commercial-grade Axis cameras into the Alarm.com platform. In partnership with Tyco Security Products, we launched support for their Powerseries Neo security control panel line which will enable Alarm.com’s service providers to offer simple and scalable interactive security services to the commercial segment of their markets.

•	International Expansion: Alarm.com’s international operations reached a milestone of over 1,000 new installations per month in the second quarter of 2015, and Alarm.com now has customers in 10 countries outside of North America.

Jennifer Moyer, Chief Financial Officer, commented, “The completion of our recent IPO provides us with additional capital and greater brand visibility as we execute on our growth strategy moving forward. Customers want a comprehensive connected home platform and they want great service. We believe our go-to-market strategy in partnership with our service providers is delivering upon this market need as highlighted by our 93% SaaS and license revenue renewal rate for the period. We expect that Alarm.com and its dealers will continue to benefit from strong consumer demand and growth of our core businesses, as our technology increasingly becomes a “must have” for anyone considering a security or home automation system.”

Financial Outlook

Alarm.com is introducing its outlook for the third quarter of 2015 and full year. Alarm.com will provide its outlook for hardware and other revenue as well as total company profitability on an annual basis only as the timing of revenue for this category is less predictable than SaaS and license revenue timing. Additionally, the company intends to continue its strategy of prioritizing growth in SaaS revenue and our customer base over sales of hardware in general.

For the third quarter of 2015:

•	SaaS and license revenue is expected to be approximately $35.3 million to $35.5 million.

For the full year 2015:

•	SaaS and license revenue is expected to be approximately $138.9 million to $139.3 million.

•	Total revenue is expected to be approximately $193.9 million to $195.3 million, which includes anticipated hardware and other revenue for the year in the range of $55.0 million to $56.0 million.

•	Adjusted EBITDA is expected to be approximately $20.3 million to $21.3 million.

•	Non-GAAP adjusted net income is expected to be approximately $9.8 million to $10.3 million, or $0.13 to $0.14 per diluted share.

Conference Call and Webcast Information

Alarm.com’s second quarter conference call and webcast is scheduled to begin at 4:30 p.m. ET on August 6, 2015. To participate on the live call, analysts and investors should dial 877.445.1593 (U.S./Canada) or 267.753.2138 (International) at least ten minutes prior to the start time of the call. A telephonic replay of the call will be available through August 12, 2015 by dialing 855.859.2056 (U.S./Canada) or 404.537.3406 (International) and providing Conference ID: 84221296. Alarm.com will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s website at http://investors.alarm.com/.

About Alarm.com Holdings, Inc.

Alarm.com is the leading platform solution for the connected home. Alarm.com makes connected home technology broadly accessible to millions of home and business owners. Our cloud-based services enable home and business owners to intelligently secure their properties and automate and control a broad array of connected devices through a single, intuitive user interface. Our interactive security, intelligent automation, video monitoring and energy management solutions are delivered through an established network of trusted service providers, who are experts at designing, selling, installing and supporting Alarm.com solutions.

Non-GAAP Financial Measures

To supplement our unaudited consolidated selected financial data presented on a basis consistent with GAAP, this press release contains certain non-GAAP financial measures, including adjusted EBITDA; non-GAAP adjusted net income, non- GAAP adjusted net income attributable to common stockholders, non-GAAP adjusted net income per share, and non-GAAP weighted average fully diluted common shares outstanding. We have included non-GAAP measures in this press release because they are key measures used by our management to understand and evaluate our core operating performance and trends and generate future operating plans, make strategic decisions regarding the allocation of capital, and investments in initiatives that are focused on cultivating new markets for our solutions. We believe that these non-GAAP measures of our financial results provide useful information to investors and others in understanding and evaluating Alarm.com’s results of operations, business trends and financial condition. While we believe the use of these non-GAAP measures provides useful information to investors and management in analyzing our financial performance, non-GAAP measures have inherent limitations in that they do not reflect all of the amounts and transactions that are included in our financial statements prepared in accordance with GAAP. Non-GAAP measures do not serve as an alternative to GAAP nor do we consider our non-GAAP measures in isolation, accordingly we present non-GAAP financial measures only in connection with GAAP results. We urge investors to consider non-GAAP measures only in conjunction with our GAAP financials and to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures which are included in this press release.

With respect to our expectations under “Financial Outlook” above, reconciliation of Adjusted EBITDA and Adjusted Net Income guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures, in particular, the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price. We expect the variability of the above charges to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

Alarm.com excludes one or more of the following items from non-GAAP financial measures:

Dividends paid to participating securities and income allocated to participating securities. Dividends paid to participating securities relate to $19.0 million of the $20.0 million June 2015 cash dividends paid in June 2015 to our preferred stockholders at the rate of (1) $0.36368 per share of Series A preferred stock and (2) $0.72736 per share of Series B preferred stock and Series B-1 preferred stock. We are excluding these dividends and income allocated to participating securities to improve the comparability of our results from period to period. Immediately prior to the completion of our offering on July 1, 2015, all of our outstanding shares of preferred stock converted into an aggregate of 35,017,884 shares of our common stock and, in future periods, all of our net income will be available to common stockholders.

Stock-based compensation: We exclude stock-based compensation expense, which relates to equity incentives primarily awarded to employees of Alarm.com, because they are non-cash charges that we do not consider when assessing the operating performance of our business. Included in the three and six months ended June 30, 2015 stock-based compensation expense is $0.8 million related to the repurchase of an employee’s stock awards. Additionally, the determination of stock-based compensation expense can be calculated using various methodologies and is dependent upon subjective assumptions and other factors that vary on a company by company basis. Therefore, we believe that excluding stock-based compensation from our non-GAAP financial measures improves the comparability of our results to the results of other companies in our industry.

Litigation expense: We exclude litigation expense because we do not consider legal costs incurred in intellectual property litigation to be indicative of our core operating performance.

Amortization: GAAP requires that operating expenses include the amortization of acquired intangible assets, which principally include acquired customer relationships, developed technology and trade names. We exclude amortization of intangibles for our non-GAAP financial measures because we do not consider amortization when we evaluate our on-going business operations, nor do we factor amortization expense into our evaluation of potential acquisitions, or our measurement of the performance of those acquisitions. We believe that the exclusion of amortization expense enables the comparison of Alarm.com’s performance to other companies in our industry as other companies may be more or less acquisitive than Alarm.com and therefore amortization expense may vary significantly by company based on their acquisition history.

Interest expense: We exclude interest expense because we do not consider it part of our ongoing results of operations.

Other (expense) / income, net: We exclude other (expense) / income, net because we do not consider it part of our ongoing results of operations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by their use of terms and phrases such as “anticipate,” “expect,” “will,” “believe,” “continue,” “enable” and other similar terms and phrases, and such forward-looking statements include, but are not limited to, the statements regarding the company’s future financial performance. The events described in these forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements, including, but not limited to: our ability to retain service providers and subscribers and grow sales, our ability to manage our growth and execute on our business strategies, the effects of increased competition and evolving technologies, our ability to integrate acquired assets and businesses, consumer demand for interactive security and home automation services, the reliability of our network operations centers, our reliance on our service provider network to attract new customers and retain existing customers, the reliability of our hardware and wireless network suppliers, future financial prospects, and other factors discussed in the “Risk Factors” section of the company’s final prospectus filed with the Securities and Exchange Commission on June 26, 2015 and other filings the company makes with the Securities and Exchange Commission from time to time. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof. The company anticipates that subsequent events and developments may cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date hereof.

Investor Relations:

Jonathan Schaffer/ Taylor Krafchik

The Blueshirt Group

ir@alarm.com

212.871.3953/ 212.871.3938

Media Relations:

Matthew Zartman

Alarm.com

mzartman@alarm.com

571.356.9158

Alarm.com Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$20,883	$42,572
Accounts receivable, net	23,568	17,259
Inventory	8,344	6,852
Deferred tax assets	4,062	3,242
Other current assets	3,371	1,919

Total current assets	60,228	71,844
Property and equipment, net	8,409	8,130
Intangible assets, net	7,441	5,092
Goodwill	24,723	21,374
Deferred tax assets	6,426	5,121
Other assets	11,995	9,371

Total Assets	$119,222	$120,932

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$24,254	$15,233
Accrued compensation	5,596	5,816
Deferred revenue	1,808	1,699

Total current liabilities	31,658	22,748
Deferred revenue	9,451	9,202
Long-term debt	6,700	6,700
Other liabilities	3,252	1,670

Total Liabilities	51,061	40,320

Redeemable convertible preferred stock
Series B redeemable convertible preferred stock, $0.001 par value, 1,809,685 shares authorized, 1,809,685 shares issued and outstanding as of June 30, 2015 and December 31, 2014, liquidation preference of $191,132 as of June 30, 2015 and December 31, 2014.	136,523	136,523
Series B-1 redeemable convertible preferred stock, $0.001 par value, 1,669,680 shares authorized, 82,934 shares issued and outstanding as of June 30, 2015 and December 31, 2014, liquidation preference of $8,759 as of June 30, 2015 and December 31, 2014.	6,265	6,265
Series A redeemable convertible preferred stock, $0.001 par value, 3,511,725 shares authorized, 1,998,257 shares issued and outstanding as of June 30, 2015 and December 31, 2014, liquidation preference of $25,283 and $24,309 as of June 30, 2015 and December 31, 2014.	59,668	59,668
Stockholders’ deficit
Common stock, $0.01 par value, 100,000,000 shares authorized, 2,950,534 and 2,823,816 shares issued as of June 30, 2015 and December 31, 2014 and 2,794,525 and 2,614,444 shares outstanding as of June 30, 2015 and December 31, 2014.	28	26
Additional paid-in capital	—	7,168
Treasury stock (35,523 shares at cost of $1.20 per share)	(42)	(42)
Accumulated other comprehensive income	—	—
Accumulated deficit	(134,281)	(128,996)

Total Stockholders’ Deficit	(134,295)	(121,844)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit	$119,222	$120,932

Alarm.com Holdings, Inc.

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
SaaS and license revenue	$34,134	$26,975	$66,089	$52,179
Hardware and other revenue	17,815	15,103	31,871	26,750

Total revenue	51,949	42,078	97,960	78,929
Cost of revenue:
Cost of SaaS and license revenue	6,297	5,669	12,330	10,677
Cost of hardware and other revenue	14,190	12,354	24,966	21,347

Total cost of revenue	20,487	18,023	37,296	32,024
Operating expenses:
Sales and marketing	8,064	6,670	15,980	11,766
General and administrative	8,514	7,209	15,584	12,429
Research and development	9,079	5,764	16,831	10,374
Amortization and depreciation	1,528	850	2,866	1,656

Total operating expenses	27,185	20,493	51,261	36,225

Operating income	4,277	3,562	9,403	10,680
Interest expense	(42)	(55)	(84)	(113)
Other (expense) / income, net	(62)	—	(55)	10

Income before income taxes	4,173	3,507	9,264	10,577
Provision for income taxes	1,664	1,431	3,714	4,228

Net income	2,509	2,076	5,550	6,349
Dividends paid to participating securities	(18,987)	—	(18,987)	—
Income allocated to participating securities	—	(1,988)	—	(6,104)

Net (loss) / income attributable to common stockholders	$(16,478)	$88	$(13,437)	$245

Per share information attributable to common stockholders:
Net (loss) / income per share:
Basic	$(6.09)	$0.04	$(5.03)	$0.12
Diluted	$(6.09)	$0.02	$(5.03)	$0.07
Weighted average common shares outstanding:
Basic	2,706,369	2,328,820	2,671,783	2,100,364
Diluted	2,706,369	3,718,440	2,671,783	3,569,283

Alarm.com Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income	$5,550	$6,349
Adjustments to reconcile net income to net cash from operating activities:
Provision for doubtful accounts	389	482
Reserve for product returns	763	995
Amortization on patents	124	101
Amortization and depreciation	2,866	1,656
Amortization of debt issuance costs	54	16
Deferred income taxes	(2,125)	(642)
Gain in change in fair value of contingent liability	70	—
Undistributed losses from equity investees	188	238
Stock-based compensation	1,389	1,619
Other, net	(76)	(137)
Changes in operating assets and liabilities (net of business acquisition):
Accounts receivable	(7,447)	(4,976)
Inventory	(1,416)	(3,460)
Other assets	(1,171)	(1,551)
Accounts payable, accrued expenses and other current liabilities	7,367	5,386
Deferred revenue	351	629
Other liabilities	840	(90)

Cash flows from operating activities	7,716	6,615

Cash flows used in investing activities:
Business acquisition, net of cash acquired	(5,632)	—
Additions to property and equipment	(2,012)	(2,294)
Investment in cost method investee	(54)	—
Issuances of notes receivable	(219)	(234)
Purchases of licenses to patents	(1,000)	—

Cash flows used in investing activities	(8,917)	(2,528)

Cash flows (used in) / from financing activities
Proceeds from issuance of debt, net of debt issuance costs	—	6,376
Repayments of term loan	—	(7,500)
Dividends paid to common stockholders	(1,013)	—
Dividends paid to employees for unvested shares	(57)	—
Dividends paid to redeemable convertible preferred stockholders	(18,930)	—
Payments of deferred offering costs	(1,205)	(1,078)
Repurchases of common stock	(1)	(3)
Proceeds from early exercise of stock-based awards	124	1,516
Issuances of common stock from equity based plans	184	484
Tax windfall benefit from stock-based awards	410	748

Cash flows (used in) / from financing activities	(20,488)	543

Net (decrease) / increase in cash and cash equivalents	(21,689)	4,630
Cash and cash equivalents at beginning of the period	42,572	33,583

Cash and cash equivalents at end of the period	$20,883	$38,213

Alarm.com Holdings, Inc.

Reconciliation of Non-GAAP Measures

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted EBITDA:
Net income	$2,509	$2,076	$5,550	$6,349
Adjustments:
Other expense / income	104	55	139	103
Income tax expense	1,664	1,431	3,714	4,228
Amortization and depreciation expense	1,528	850	2,866	1,656
Stock-based compensation expense	1,605	831	2,166	1,619
Litigation expense	513	—	513	63

Total adjustments	5,414	3,167	9,398	7,669

Adjusted EBITDA	$7,923	$5,243	$14,948	$14,018

Adjusted Net Income:
Net income, as reported	$2,509	$2,076	$5,550	$6,349
Adjustments (1):
Other expense / income	63	33	83	62
Amortization expense	340	228	616	470
Stock-based compensation expense	965	492	1,298	972
Litigation expense	307	—	307	38

Non-GAAP adjusted net income	$4,184	$2,829	$7,854	$7,891

Alarm.com Holdings, Inc.

Reconciliation of Non-GAAP Measures

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted Net (loss) income attributable to common stockholders:
Net (loss) income attributable to common stockholders, as reported	$(16,478)	$88	$(13,437)	$245
Adjustments (1):
Dividends paid to participating securities	18,987	—	18,987	—
Other expense / income	63	33	83	62
Amortization expense	340	228	616	470
Stock-based compensation expense	965	492	1,298	972
Litigation expense	307	—	307	38
Less: income allocated to participating securities	(3,979)	—	(7,472)	—

Non-GAAP adjusted net income attributable to common stockholders	$205	$841	$382	$1,787

Adjusted Net (loss) income per share:
Net (loss) income per share—basic, as reported	$(6.09)	$0.04	$(5.03)	$0.12
Adjustments (1):
Dividends paid to participating securities	7.02	—	7.11	—
Other expense / income	0.02	0.01	0.03	0.03
Amortization expense	0.13	0.10	0.23	0.22
Stock-based compensation expense	0.36	0.21	0.49	0.46
Litigation expense	0.11	—	0.12	0.02
Less: income allocated to participating securities	(1.47)	—	(2.80)	—

Non-GAAP adjusted net income per share—basic	$0.08	$0.36	$0.15	$0.85

Non-GAAP adjusted net income per share—diluted	$0.05	$0.23	$0.09	$0.50

Weighted average common shares outstanding:
Basic, as reported	2,706,369	2,328,820	2,671,783	2,100,364

Diluted, as reported	2,706,369	3,718,440	2,671,783	3,569,283
Dilutive shares	1,577,046		1,596,491

Non-GAAP weighted average common shares outstanding—diluted	4,283,415	3,718,440	4,268,274	3,569,283

(1)	Adjustments are tax effected at the effective tax rate, 40% and 41% for the three months ended June 30, 2015 and 2014 and 40% for the six months ended June 30, 2015 and 2014.